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                                                                     EXHIBIT 8.2

                       [VINSON & ELKINS L.L.P. LETTERHEAD]


                                October 25, 2001


Mitchell Energy & Development Corp.
2001 Timberloch Place
P. O. Box 4000
The Woodlands, Texas 77387-4000




Ladies and Gentlemen:


         We have acted as counsel for Mitchell Energy & Development Corp., a Texas corporation ("Mitchell"), in connection with the Amended and Restated Agreement and Plan of Merger, dated as of August 13, 2001 (the "Merger Agreement"), by and among Mitchell, Devon Energy Corporation, a Delaware corporation ("Devon"), Devon NewCo Corporation, a Delaware corporation and wholly-owned subsidiary of Devon, Devon Holdco Corporation, a Delaware corporation and wholly-owned subsidiary of Devon ("Alternate Holdco"), Devon Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Alternate Holdco and Mitchell Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Alternate Holdco. At your request, in connection with the filing of the registration statement on Form S-4, as amended, with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), we have reviewed the description set forth therein under the caption "Material Federal Income Tax Considerations" and have concluded that the statements of legal conclusions set forth in that description constitute our opinion as to the anticipated United States federal income tax consequences of the Merger and the Alternate Merger (in each case, as defined in the Merger Agreement).



         In connection with rendering our opinion, we have reviewed the Merger Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate. We have also assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger or the Alternate Mergers, as the case may be, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, regulations (and administrative pronouncements) promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by such change.

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Mitchell Energy & Development Corp.
Page 2
October 25, 2001


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                       Very truly yours,

                                       /s/ VINSON & ELKINS L.L.P.